EXHIBIT 99.1


     FOR IMMEDIATE RELEASE                                   Contacts:
                                                          James Illson
                                Senior Vice President, Finance and CFO
                                                        (310) 615-1295

                                                         Karen Tallman
                                       Vice President, General Counsel
                                                        (310) 615-1235

                                   Investor Relations/Financial Media:
                              Charles B. Freedman, Assistant Treasurer
                                                        (310) 615-1376
                                                           Rivian Bell
                                                        (310) 615-6812
                                        (800) 686-1910 (24-hour pager)


         MERISEL POSTPONES SPECIAL STOCKHOLDERS' MEETING INDEFINITELY

              WILL MAKE INTEREST AND PRINCIPAL PAYMENTS TO REMAIN
                      IN COMPLIANCE WITH DEBT OBLIGATIONS

     El Segundo, Calif. (Sept. 17, 1997) -- Merisel, Inc. (NASDAQ:MSEL) reported today that it has been advised by representatives of a committee of certain holders of its 12.5% Senior Notes that the company will not receive an extension of the agreement between the company and such noteholders relating to the company's financial restructuring. Without an extension, an agreement termination event will occur on Sept. 19, 1997. In light of this information, the company has postponed the special meeting of stockholders and the deadline for receipt of acceptances with respect to the company's prepackaged plan of reorganization for an indefinite period. These had previously been scheduled for Sept. 18, 1997.

     An agreement termination event will require the company to resume payment of interest on the 12.5% Senior Notes and to make amortization payments totaling $40 million on certain indebtedness of its operating subsidiaries. The company intends to make such payments on Sept. 19, 1997. Upon such payments, the company believes it will be in full compliance with all of its outstanding debt obligations.

     The company had previously disclosed that it was seeking an extension to avoid an agreement termination event, which would occur if the company failed to conclude a stockholder vote regarding the proposed financial restructuring by Sept. 18, 1997. The noteholders had previously granted an extension from Aug. 31 through Sept. 18, 1997. The company informed the Ad Hoc Noteholders' Committee early last week that a further extension was required in order to give the Securities and Exchange Commission sufficient time to review the company's supplement to its registration statement relating to the financial restructuring, and to allow the company sufficient time to respond to their comments and circulate the supplement to the company's stockholders and the noteholders.

     Merisel, Inc. (NASDAQ: MSEL) is a leader in the distribution of computer hardware and software products and reported 1996 sales of $3.44 billion from its North American operations. Merisel distributes a full line of 25,000 products and services from the industry's leading manufacturers to more than 45,000 resellers throughout North America. In addition, the company provides a full range of customized, value-added services. Merisel also offers dedicated support to high-end resellers through the Merisel Open Computing Alliance (MOCA(TM)), which is dedicated to Sun Microsystems and related third-party products. @Merisel, the company's corporate home page, is located at http://www.merisel.com. Additional information can be obtained by fax at (310) 615-6811

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